EXHIBIT 99.1

eUniverse Becomes Intermix Media

New Name Reflects Internet Marketing/Entertainment Leader’s Improved Services

Online Sales Veteran Mark Papia Joins Ranks

In Move To Capitalize On Sponsorships

LOS ANGELES, July 15, 2004 – eUniverse, Inc. (OTC: EUNI), a leader in Internet marketing and entertainment, today announced it has changed its corporate name to Intermix Media, Inc. Concurrently, as is required with a name change, Intermix will commence trading its stock under a new ticker symbol (OTC: IMIX) with the start of trading today. The name change is part of a previously announced restructuring of the Company and its operations. This restructuring has included major management changes, the sale of less profitable business units and an investment in people and technology that advances Intermix’s core businesses.

Intermix Media has re-organized itself into two main divisions: the Intermix Network, a collection of 50 owned and affiliated websites that attract nearly 16 million visitors per month; and Alena, a product-marketing division that leverages the information learned from the Intermix Network to package, market, and distribute products across the Network, as well as to the Internet at large and potentially offline. The two divisions allow the Company to combine a large, self-segmenting audience with a specialized understanding of how to “micromarket” to those audience segments.

“The name ‘Intermix Media’ better reflects the focus of our business: using proprietary websites and tools to attract, understand and market to a vast mainstream audience,” said Intermix CEO Richard Rosenblatt. “Our new structure refined and simplified our focus: we offer advertisers targeted access to our mainstream consumer base; and we also market internally-managed products to that same audience via our Network and across the Web.”

As part of this restructuring, Intermix has hired Mark Papia as Vice President of Sales. Papia has held senior sales and marketing positions at a variety of companies including, most recently, Yahoo! and Tickle.com.

“Mark Papia is an ideal addition to our team,” said Intermix President Brett Brewer. “He has a stellar record of generating revenue for major Internet brands by establishing valuable marketing alliances. Mark’s experience and contacts will allow us to optimize our 2.4 billion monthly ad impressions with sponsor-based advertising – and therefore augment our current pay-for-performance ad model.”

About Intermix Media

Intermix Media, an Internet company, provides marketers, advertisers, agencies and Web publishers with expert access to the mass consumer market. Its two divisions – the Intermix Network and Alena – together forge direct relationships with hard-to-reach mainstream households through proprietary websites and specialized micromarketing. The Intermix Network comprises 50 branded websites – including www.Flowgo.com, www.CasesLadder.com, www.MySpace.com and www.MadBlast.com – that together attract nearly 16 million unique visitors per month. Alena packages and distributes internally managed product lines – including Hydrodermtm and Body By Jake CarbManagertm – based on trends identified and validated via the Network.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.